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                                                                      EXHIBIT 16

                                                                 [ANDERSEN LOGO]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 14, 2002

Dear Sir/Madam:

We have read the first three paragraphs of Item 5 included in the Form 10-Q dated May 14, 2002, of Chicago Bridge & Iron Company N.V. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen




Copy to:
Mr. Richard E. Goodrich, Chief Financial Officer
Chicago Bridge & Iron Company N.V.